Exhibit 99.1

CONFIDENTIAL

May 19, 2015

By PDF

Z Capital Partners, L.L.C.

Attn:  James J. Zenni, Jr., President and CEO

Re:  Proposal Letter of April 3, 2015

Dear Jim,

This letter is in response to the April 3, 2015 non-binding proposal from Z Capital Partners, L.L.C. and its affiliated funds (“Z Capital”), pursuant to which Z Capital proposed to acquire all of the outstanding common shares of Affinity Gaming (the “Company”) that are not already owned by Z Capital, at a purchase price of $9.75 per share in cash, as further described in your letters of April 22 and April 27 (the “Proposal”).

As you are aware, since receiving the Proposal, the Board of Directors of the Company formed a special committee comprised solely of independent directors (the “Special Committee”) to, among other things, evaluate the Proposal and relevant alternatives, and the Special Committee has, in turn, retained independent legal and financial advisors to assist it.

After discussions and presentations with and from management and the Special Committee’s legal and financial advisors, and consideration of other factors, the Special Committee believes that the Proposal significantly undervalues the Company and is not in the best interests of the Company or its shareholders.  Z Capital would need to materially increase the per share price in the Proposal to make it attractive based on the Special Committee’s evaluation.

The Special Committee believes that under the management of both the Company’s newly appointed CEO and CFO, the Company has the leadership the Company needs to advance its strategy and drive earnings power and growth.  On this basis, the Special Committee believes that continuing to implement the Company’s long-term corporate strategy, objectives and business plan is a better alternative than the Proposal. To the extent that Z Capital is interested, the Special Committee is open to sharing with you its perspectives on the Company’s valuation.  However, given the sensitivity of the information that would be discussed, Z Capital must first execute the non-disclosure agreement provided to your counsel on April 24, 2015 (the “NDA”) (a copy of which is attached for your convenience).

As a separate alternative, the Special Committee believes that there may also be opportunities to obtain value greater than the Proposal through a process that is designed to give all interested parties a meaningful opportunity to potentially acquire the Company.

On behalf of the Special Committee,

/s/ Matt Doheny

Matt Doheny
Chair of the Special Committee